Exhibit 99.2
Trinity Industries, Inc.
Earnings Release Conference Call – Q3 2021
October 21, 2021

Leigh Anne Mann
Vice President, Investor Relations
Thank you, Eilee. Good morning everyone. We appreciate you joining us for the Company’s third quarter 2021 financial results conference call.
Our prepared remarks will include comments from Jean Savage, Trinity’s Chief Executive Officer and President, and Eric Marchetto, the Company’s Chief Financial Officer. We will hold a Q&A session following the prepared remarks from our leaders.
During the call today, we will reference slides highlighting key points of discussion, as well as certain non-GAAP financial metrics. The reconciliations of the non-GAAP metrics to comparable GAAP measures are provided in the appendix of our supplemental slides. The supplemental materials are accessible on our IR website at www.trin.net. These slides can be found under the Events and Presentations portion of the website, along with the Third Quarter Earnings Conference Call event link.
It is now my pleasure to turn the call over to Jean.
E. Jean Savage
Chief Executive Officer and President
Thank you, Leigh Anne, and welcome to Trinity. Good morning everyone.
Trinity had another strong quarter on a consolidated basis and continues to make great strides to optimize returns, highlighted by our newly formed joint venture with Wafra and our new $250 million share repurchase plan, both of which Eric and I will talk about later. Overall, we remain very confident in our ability to execute and hit the targets we shared with you at our Investor Day a year ago.
Let me summarize some key themes from our third quarter.
At the industry level, fundamentals continue to improve broadly, but unevenly. While industrial production levels have ebbed and flowed with supply chain disruptions, overall industrial production is approaching pre-pandemic levels, and strong North American economic growth is forecasted over the next few years. With these macroeconomic trends, rail carload volumes are rising from last year’s lows. At the same time, the population of railcars in storage is falling, with elevated scrapping levels and relatively slower train speeds. From our vantage point, the improving railcar demand recovery will continue into 2022, which is very supportive for fundamentals in both of our rail-focused business lines.
Let’s look at the impact of these trends on our consolidated results highlighted on Slide 4. In the third quarter, Trinity generated revenue of $504 million, up 10% from a year ago. Our GAAP EPS was $0.33, compared to an adjusted EPS of $0.29. We’ll detail both businesses in a few minutes, but I think it’s important to note the strength of our diversified platform.
While our Rail Products Group results may vary from quarter to quarter based on our specific orders delivered, Trinity drove solid and consistent cash flow growth in the third quarter. Cash flow from operations totaled $93 million, and Free Cash Flow, or excess cash after all investments and dividends, was $157 million. Eric will go into more detail, but the important takeaway here is that our model can drive significant value creation through stable cash flow and the return of capital to shareholders.
In summary, we remain pleased with our execution against our returns optimization initiatives and are equally excited to see continued strength in the industry fundamentals that underpin our future results.
Let’s turn to Slide 5, and we can review the railcar market as a whole.
First, rail carloads and traffic continue to improve. The industry carloads are now roughly 6.5% above 2020 year to date, and we are moving closer to pre-pandemic levels last seen in 2019. Railcars in storage declined 6% compared to a quarter ago, aided by continued scrapping activity and continued deployment of idled assets in key markets, like box cars, gondolas, hoppers, and tank cars. Relative to the modest increase in carload levels, slower train speeds are also helping to drive railcar demand as the average railcar in North America is getting fewer turns.
Against that backdrop, Trinity’s fundamental Key Performance Indicators are improving as well. Our utilization improved from last quarter to 95.0%, and the Future Lease Rate Differential, which we call the FLRD, turned positive and now stands at 1.4%, compared to negative 20.9% just a year ago. Demand for new railcars has been exciting as well. In the quarter, we took orders for 2,530 new railcars, up 27% compared to a year ago. As we noted last quarter, we believe stronger underlying leasing dynamics and higher car pricing should continue to positively impact our results. And, new deliveries will likely trend in line with replacement levels in 2022 and 2023. To be clear, the trend may not be linear each quarter, as our Rail Products segment results prove. That said, we remain very encouraged by the industry dynamics in place today.
On Slide 6, let’s turn to Trinity’s segment results for the quarter.
In our leasing business, revenue improved slightly compared to last quarter based on a combination of fleet growth, higher utilization rates, and increased servicer fees. Revenue growth in the quarter was also partially offset by lower average lease rates as we cycle through legacy renewals. To contextualize that impact, it’s important to note that the forward indicators for lease rates are positive. Specifically, our renewal rates in the quarter were 7% higher than expirations, and our view on overall lease rate trends remains positive as evidenced by the trend in the FLRD I mentioned earlier.
Our margins in leasing and management services were also strong, up 340 basis points compared to a quarter ago. Our leasing business benefited from higher servicer fees in the quarter, partially offset by fleet operating costs. We also had modestly higher depreciation, driven by our successful Sustainable Conversion program, which I’ll detail later in my remarks. Recall from our commentary earlier this year that we expect these expenses, required to position the lease fleet for increasing demand, will be a headwind to the leasing segment margin for the year. That said, we believe the headwind in the short-term is a good problem to have given the value being created by rising demand and the resulting long-term returns to Trinity.
Now looking at our results in the Rail Products Group, margin improvement progress year-to-date was offset by labor shortages and turnover, as well as supply chain disruptions.
Specifically, operating margins in the Rail Products Group for the quarter were a negative 0.9% compared to 1.2% last quarter. The path of the recovery in this segment will likely be less linear given quarter to quarter dynamics, like delivery mix, supply chain disruptions, and labor shortages.
That said, we remain confident based on two main indicators for the business. The first is that demand for railcars continues to rise as evidenced by utilization, lease rates, and orders in the quarter.
The second key indicator is railcar values. While higher input costs like steel can serve as a near-term headwind to our deliveries, we remain very confident that higher costs will drive higher railcar values and ultimately margins as older orders work through our pipeline.
Lastly, it’s important to note that while this quarter was challenged, Trinity continues to make significant progress on our expense optimization initiatives in the Rail Products Group.

I’ll move to Slide 7 with an update on our returns optimization initiatives. We were busy and made some great progress over the quarter.
Beginning with our balance sheet, Trinity and Wafra, an institutional investor, announced a joint venture partnership that targets $1 billion of diversified railcar asset sales over the next three years. The joint venture is a significant step in our commitment to optimize Trinity’s balance sheet and drive ROE.
Trinity also renewed our commitment to return capital to shareholders with a new $250 million share repurchase authorization. In our view, shareholders benefit both from the strong free cash flow that Trinity’s portfolio generates and also as we optimize our balance sheet to help drive better returns on equity for the overall enterprise.
Touching on our enterprise cost reduction efforts, Trinity disposed of three properties in the quarter for a total of $8 million in proceeds and $3 million of gains on asset disposal.
In manufacturing, we continue to drive meaningful improvements as our lean initiatives and other cost programs have reduced the breakeven cost of producing a railcar.
Turning to our lease fleet optimization, clearly the Wafra portfolio sale was a key event, driving $325 million in proceeds. Similar to last quarter, we were also busy on the investment side as we spent $112 million in leasing capex to add to and improve our lease fleet during the quarter. Looking at the fourth quarter, we would expect the pace to slow as we onboard and optimize for the actions taken year-to-date. The key takeaway here is that fleet returns have improved both from mix and the accretive re-investment of sale proceeds. In addition to portfolio transactions, Trinity closed on a small $4 million secondary-market acquisition.
In the third quarter, our fleet improved as we doubled the volume of sustainable conversions of tank cars, which totaled 242 compared to 119 last quarter. Through the end of the third quarter, we have received orders for over 1,400 sustainable conversions, which includes a mix of tank and freight cars comprised of internal and external orders. These sustainable conversions allow us to pivot our fleet by converting or upgrading existing railcars to better meet the challenging demands of the market and to improve the yield of our fleet. This is an important piece to our fleet optimization efforts.
Lastly, to update on our new products and services, we are on pace with a number of initiatives. For Trinsight, we now have reached our 2021 goal for customers paying subscription fees for the service. Additionally, new product development will hit our full goal for 2021. In conclusion, Trinity remains very confident in the 3-year plan we outlined at our Investor Day last fall, and we still have a number of ongoing initiatives to continue to enhance returns, especially as railcar fundamentals continue to improve into 2022 and beyond.
Before I hand the call over to Eric, I’d like to take a moment to discuss our focus on sustainability. Trinity is committed to being a market leader in promoting and enhancing the sustainable environmental benefits of rail transportation. We believe a more sustainable transportation system starts with the shift from highway to rail, as rail reduces emissions to move one ton of freight 75% as compared to on highway, leads to less congestion, and less wear on our critical infrastructure. To promote this transition, we prioritize product and service ideas, which enable shippers to improve the efficiency of their supply chains, moving more freight with fewer railcars and fewer carloads. We’ve discussed a few of our new products that fulfill this forward-thinking, more sustainable vision, including our newest grain car and Trinsight. Trinity has also put great focus in leveraging existing assets to meet new demand through our sustainable conversion program. This eliminates the needs to produce an entirely new railcar in certain markets. Earlier this year, we introduced the railcar leasing industry’s first Green Financing framework and, as of quarter end, approximately $4.3 billion of our railcar-related debt meets this designation. At our facilities, we’ve implemented a number of different programs to reduce emissions, limit water use, and recycle waste. In meeting our purpose to Deliver Goods for the Good of All, we strive to reduce our environmental impact and increase our positive impact on people.
With that, let me hand the call over to Eric for more detail on our results.
Eric R. Marchetto,
Executive Vice President and Chief Financial Officer
Thank you, Jean – and good morning everyone.
I will begin on Slide 8 with a summary of the quarter. Overall, as Jean said, Trinity continues to benefit from both the steady improvement in railcar demand and our strategic initiatives.
Starting with the income statement, third quarter consolidated revenue totaled $504 million, up nearly 10% compared to a year ago. This was driven by higher external deliveries in our Rail Products Group, as well as continued improvement in leasing fundamentals and the highway business.
Adjusted earnings per share of $0.29 grew both sequentially from $0.15 and year-over-year from $0.17, driven by a combination of better fundamentals, gains on lease portfolio sales, and our share repurchase activity. Our third quarter results were negatively impacted by accelerated depreciation associated with our sustainable railcar conversion program. Our adjusted EPS number excludes a $0.04 benefit from insurance recoveries related to the tornado damage at our Cartersville facility.
As discussed, our joint venture portfolio sale positively impacted our third quarter earnings, with a gain of $33 million on our $325 million transaction. In this joint venture, Wafra owns 90% of the equity and Trinity owns the remaining 10%. Similar to the improvement in lease fundamentals, our new RIV transaction is another example of the broadening market for leased railcar assets.
Looking forward to next quarter, we expect our consolidated fourth quarter margins to be relatively consistent with our third quarter results, before the impact of lease portfolio sales.
Turning to the cash flow statement, year-to-date cash flow from operations totaled $428 million. Cash flow from operations in the third quarter was $93 million, which includes the collection of $41 million of our tax receivable. Our remaining tax receivable is $192 million, which is not included in our full year cash flow guidance.
Last quarter, we guided to full year cash flow from operations of $600 million to $650 million. Given the higher cost of inventory as well as working capital changes we plan to implement, we are reducing our target. Our revised guidance is a range of $450 to $475 million. This is intentional, as we are focused on strategic sourcing to mitigate inflationary pressures and protect against supply chain constraints as we increase the pace of deliveries.
In the quarter, we had a net reduction in investment for leasing of approximately $204 million, consisting of $112 million of lease fleet investments more than offset by lease portfolio sales. Year-to-date proceeds from lease portfolio sales exceeded the investment in our lease fleet by $41 million. Trinity’s net lease fleet investment for the full year is now expected to be between $40 million and $70 million as we continue to make disciplined investments at attractive returns that support our lease fleet optimization initiative.
Manufacturing capex for the quarter was $4 million, which brings our year-to-date manufacturing capex to $22 million. Our manufacturing capex for the full year is now projected to be between $30 million and $40 million.
Total Free Cash Flow after investments and dividends was $157 million in the third quarter, which brings the year-to-date total to $516 million. As Jean noted, the strength of our platform continues to drive these cash flows and allows Trinity to drive value to shareholders through the return of capital.

Year-to-date, Trinity has returned nearly half a billion dollars to shareholders, with $69 million in dividends and $405 million in share repurchases, which represents approximately 17% of our market capitalization.
If we turn to Slide 9, let’s review our capitalization. Trinity continues to have a very strong financial position highlighted by quarter-end liquidity of $1.1 billion, even after the return of capital I just discussed. This liquidity provides flexibility as we plan to generate additional shareholder value through disciplined, returns-focused capital allocation.
Our strategy to drive returns over asset growth remains unchanged. While we expect to make investments in our lease fleet for growth, especially in markets where we can meet increasing demand, and we remain committed to the return of capital. As you can see from our actions to date, our strong cash flow affords us the ability to do both.
This quarter, we completed our previous $250 million share repurchase program and launched a new $250 million authorization that runs through 2022. We continue to optimize our balance sheet and improve our return on equity, which is a key focus of our long-term strategy.
In closing, we are progressing well against our strategic plan, and we are proud that Trinity continues to execute against our goals. While Trinity is not immune to the challenges of the current operating environment, our financial position showcases the resilience of our platform and the ability to deliver returns through the cycle. As the market recovers, we will demonstrate the power of our platform to generate attractive risk-adjusted returns.
Eilee, you may now take us to questions from our participants.
Leigh Anne Mann
Vice President, Investor Relations
Thank you, Eilee. A replay of today’s call will be available after 10:30 a.m. Eastern time through midnight on October 28th, 2021. The replay number is (877) 344-7529 with an access code of 10152033. A replay of the webcast will also be available under the Events and Presentations page on our Investor Relations website located at www.trin.net. We look forward to visiting with you again on our next conference call. Thank you for joining us this morning.